Exhibit 99.1

VeriFone News

VeriFone Appoints Charles Rinehart to Board of Directors

San Jose, CA - May 25, 2006 - VeriFone Holdings, Inc. (NYSE: PAY), the world’s leading provider of electronic payment solutions, today announced the appointment of Charles R. Rinehart to its Board of Directors.  Mr. Rinehart served as Chairman and CEO of H. F. Ahmanson, a former Fortune 500 company and parent company of Home Savings of America, from 1993 to 1998 when it was sold to Washington Mutual Bank.

Mr. Rinehart has previously served as a director of Kaufman and Broad, Union Bank of California, the Federal Home Loan Board of San Francisco, and Pacificare.

Douglas G. Bergeron, Chairman and CEO of VeriFone, said:  “We are delighted to have Charlie Rinehart on our board.  He is a highly respected financial services executive and director and will bring additional experience and depth to the VeriFone board as we expand our operations worldwide.

Mr. Rinehart is a graduate of the University of San Francisco and served in the US Army as an officer in the 82nd Airborne Division.